CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2020	$3,758,000	$435.55

September 2016
Pricing Supplement No. 1,060
Registration Statement Nos. 333-200365; 333-200365-12
Dated September 30, 2016
Filed pursuant to Rule 424(b)(2)
Morgan Stanley Finance LLC
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020
Buffered Performance Leveraged Upside SecuritiesSM
Fully and Unconditionally Guaranteed by Morgan Stanley
Principal at Risk Securities
The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The Buffered PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par.  However, if the basket has declined by more than the buffer amount, investors will lose 1.25% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment in the Buffered PLUS.  The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket.  The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.
All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These Buffered PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
	Issuer:			Morgan Stanley Finance LLC
	Guarantor:			Morgan Stanley
	Maturity date:			April 6, 2020
	Original issue price:			$1,000 per Buffered PLUS
	Stated principal amount:			$1,000 per Buffered PLUS
	Pricing date:			September 30, 2016
	Original issue date:			October 5, 2016 (3 business days after the pricing date)
	Aggregate principal amount:			$3,758,000
	Interest:			None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	EURO STOXX 50® Index (the “SX5E Index”)		SX5E	40%	3,002.24	0.013323385
	FTSETM 100 Index (the “UKX Index”)		UKX	25%	6,899.33	0.003623540
	Nikkei 225 Index (the “NKY Index”)		NKY	25%	16,449.84	0.001519772
	Swiss Market Index (the SMI Index”)		SMI	10%	8,139.01	0.001228651
We refer to each of the SX5E Index, the UKX Index, the NKY Index and the SMI Index as an underlying index and, together, as the basket components.
	Payment at maturity (per Buffered PLUS):			▪ If the final basket value is greater than the initial basket value: $1,000 + the leveraged upside payment
▪ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%: $1,000

▪                If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%:
$1,000 + [$1,000 x (basket percent change + 20%) x downside factor]
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

	Leveraged upside payment:			$1,000 × leverage factor × basket percent change
	Leverage factor:			151.93%
	Basket percent change:			(final basket value – initial basket value) / initial basket value
	Buffer amount:			20%
	Downside factor:			1.25
	Minimum payment at maturity:			None
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.

	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			April 1, 2020, subject to postponement for non-index business days and certain market disruption events.
Basket closing value:
The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

	Basket component closing value:			In the case of each underlying index, the index closing value of such underlying index.
Multiplier:
The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket—Multiplier” above.

	Listing:			The Buffered PLUS will not be listed on any securities exchange.
	CUSIP / ISIN:			61768CAD9 / US61768CAD92
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
	Estimated value on the pricing date:			$969.50 per Buffered PLUS. See “Investment Overview” on page 2.
	Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
	Per Buffered PLUS	$1,000	$0	$1,000
	Total	$3,758,000	$0	$3,758,000
(1)
MS & Co., the agent, will not receive a sales commission in connection with the Buffered PLUS.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 16.
The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered PLUS” at the end of this document.
References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.
Product Supplement for PLUS dated February 29, 2016    Index Supplement dated February 29, 2016    Prospectus dated February 16, 2016

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Summary
Buffered Performance Leveraged Upside Securities
The Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 (the “Buffered PLUS”) can be used:
▪	As an alternative to direct exposure to the basket that enhances returns for any potential positive performance of the basket
▪	To enhance returns and potentially outperform the basket in a bullish scenario
▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor
▪	To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 3.5 years
Leverage factor:	151.93%
Buffer amount:	20%
Downside factor:	1.25
Minimum payment at maturity:	None. You may lose your entire initial investment in the Buffered PLUS.
Basket weighting:	40% for the SX5E Index, 25% for the UKX Index, 25% for the NKY Index and 10% for the SMI Index
Interest:	None
The original issue price of each Buffered PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $1,000.  We estimate that the value of each Buffered PLUS on the pricing date is $969.50.
What goes into the estimated value on the pricing date?
In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components.  The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.
What determines the economic terms of the Buffered PLUS?
In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.
What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?
The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.
MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time.

September 2016	Page 2

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Key Investment Rationale
The Buffered PLUS offer leveraged upside exposure to any positive performance of the basket while providing limited protection against negative performance of the basket.  Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket on a leveraged basis.  At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket.  At maturity, if the basket has depreciated and (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1.25% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the Buffered PLUS.  Accordingly, you could lose your entire initial investment in the Buffered PLUS.
Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Upside Scenario	The basket increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 151.93% of the basket percent change.
Par Scenario	The basket declines in value by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario
The basket declines in value by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20% times the downside factor of 1.25.  (Example: if the basket decreases in value by 28%, the Buffered PLUS will redeem for $900 or 90% of the stated principal amount.)  There is no minimum payment at maturity on the Buffered PLUS, and you could lose your entire investment.

September 2016	Page 3

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	151.93%
Buffer amount:	20%
Downside factor:	1.25
Minimum payment at maturity:	None

Buffered PLUS Payoff Diagram

How it works
▪
Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 151.93% of the appreciation of the basket over the term of the Buffered PLUS.

▪	If the final basket value appreciates 40%, investors will receive $1,607.72 per Buffered PLUS at maturity, or 160.772% of the stated principal amount.
▪
Par Scenario.  If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪
Downside Scenario.  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20% times the downside factor of 1.25.

▪	For example, if the basket depreciates 60%, investors will lose 50% of their principal and receive only $500 per Buffered PLUS at maturity, or 50% of the stated principal amount.

September 2016	Page 4

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.
▪
The Buffered PLUS do not pay interest or guarantee the return of any of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the final basket value has declined by an amount greater than the buffer amount of 20% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket below 80% of the initial basket value times the downside factor of 1.25.  As there is no minimum payment at maturity on the Buffered PLUS, you could lose your entire initial investment.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign equity securities.  The Buffered PLUS are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk.  The Buffered PLUS are not guaranteed by any other entity.  If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley.  Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee.  Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪
Changes in the values of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline.  Therefore, in calculating the basket components’ performance on the valuation date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

September 2016	Page 5

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
▪
The basket components are not equally weighted.  The Buffered PLUS are linked to a basket of four basket components, and the basket components have different weights in determining the value of the basket.  The same percentage change in each of the basket components would therefore have different effects on the basket closing value because of the unequal weighting.  For example, a 5% decrease in the value of a basket component with a greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of a basket component with a lesser weighting.

▪
Adjustments to the basket components could adversely affect the value of the Buffered PLUS.  The publisher of each underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components. Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index or the Swiss Market Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index or the Swiss Market Index.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.
However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.
▪
The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the

September 2016	Page 6

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.
▪
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial basket component values and the multipliers, will determine the final basket value and will calculate the basket percent change and the amount of cash you will receive at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪
Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.  One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket components or component stocks of the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index or the Swiss Market Index), including trading in the stocks that constitute the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index or the Swiss Market Index as well as in other instruments related to the basket components.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  Some of our subsidiaries also trade the stocks that constitute the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index or the Swiss Market Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which

September 2016	Page 7

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2016	Page 8

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Basket Overview
The basket consists of the EURO STOXX 50® Index (the “SX5E Index”), the FTSETM 100 Index (the “UKX Index”), the Nikkei 225 Index (the “NKY Index”) and the Swiss Market Index (the “SMI Index”) and offers exposure to price movements in international equity markets.
EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX® Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.
FTSETM 100 Index. The FTSETM 100 Index, which is calculated, published and disseminated by FTSE International Limited, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSETM 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSETM 100 Index, see the information set forth under “FTSETM 100 Index” in the accompanying index supplement.
Nikkei 225 Index. The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks.  The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.  Nikkei first calculated and published the Nikkei 225 Index in 1970.  The 225 companies included in the Nikkei 225 Index are divided into six sector categories: technology, financials, consumer goods, materials, capital goods/others and transportation and utilities.  For additional information about the Nikkei 225 Index, see the information set forth under “Nikkei 225 Index” in the accompanying index supplement.
Swiss Market Index. The Swiss Market Index represents approximately 85% of the free-float capitalization of the Swiss equity market. The Swiss Market Index consists of the 20 largest and most liquid equities of the Swiss Performance Index®. The composition of the Swiss Market Index is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index, the component stocks are subject to a special procedure for adding them to the Swiss Market Index or removing them based on free-float market capitalization and liquidity.  For additional information about the Swiss Market Index, see the information set forth under “Swiss Market Index” in the accompanying index supplement.

September 2016	Page 9

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information as of market close on September 30, 2016:

Basket Component Information as of September 30, 2016
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52-Week High	52-Week Low
SX5E Index	SX5E	3,002.24	3,100.67	(on 11/30/2015): 3,506.45	(on 2/11/2016): 2,680.35
UKX Index	UKX	6,899.33	6,061.61	(on 8/15/2016): 6,941.19	(on 2/11/2016): 5,536.97
NKY Index	NKY	16,449.84	17,388.15	(on 12/1/2015): 20,012.40	(on 6/24/2016): 14,952.02
SMI Index	SMI	8,139.01	8,513.41	(on 12/2/2015): 9,016.56	(on 2/11/2016): 7,496.62

The following graph is calculated based on an initial basket value of 100 on January 1, 2011 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during the indicated period.  The graph does not take into account the terms of the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2011 to September 30, 2016

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2011 through September 30, 2016.  The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period.  The closing values for each of the basket components on September 30, 2016 were: (i) in the case of the SX5E Index, 3,002.24, (ii) in the case of the UKX Index, 6,899.33, (iii) in the case of the NKY Index, 16,449.84, and (iv) in the case of the SMI Index, 8,139.01.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

September 2016	Page 10

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EURO STOXX 50® Index Daily Index Closing Values January 1, 2011 to September 30, 2016

EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,267.52	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
License Agreement between Morgan Stanley and STOXX Limited
“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

September 2016	Page 11

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
FTSETM 100 Index Daily Index Closing Values January 1, 2011 to September 30, 2016

FTSETM 100 Index	High	Low	Period End
2011
First Quarter	6,091.33	5,598.23	5,908.76
Second Quarter	6,082.88	5,674.38	5,945.71
Third Quarter	6,054.55	5,007.16	5,128.48
Fourth Quarter	5,713.82	4,944.44	5,572.28
2012
First Quarter	5,965.58	5,572.28	5,768.45
Second Quarter	5,874.89	5,260.19	5,571.15
Third Quarter	5,915.55	5,498.32	5,742.07
Fourth Quarter	5,961.59	5,605.59	5,897.81
2013
First Quarter	6,529.41	5,897.81	6,411.74
Second Quarter	6,840.27	6,029.10	6,215.47
Third Quarter	6,681.98	6,229.87	6,462.22
Fourth Quarter	6,777.70	6,337.91	6,749.09
2014
First Quarter	6,865.86	6,449.27	6,598.37
Second Quarter	6,878.49	6,541.61	6,743.94
Third Quarter	6,877.97	6,567.36	6,622.72
Fourth Quarter	6,750.76	6,182.72	6,566.09
2015
First Quarter	7,037.67	6,366.51	6,773.04
Second Quarter	7,103.98	6,520.98	6,520.98
Third Quarter	6,796.45	5,898.87	6,061.61
Fourth Quarter	6,444.08	5,874.06	6,242.32
2016
First Quarter	6,242.32	5,536.97	6,174.90
Second Quarter	6,504.33	5,923.53	6,504.33
Third Quarter	6,941.19	6,463.59	6,899.33
License Agreement between Morgan Stanley and FTSE International Limited
“FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited and Morgan Stanley under license.  For more information, see “FTSETM 100 Index” in the accompanying index supplement.

September 2016	Page 12

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Nikkei 225 Index Daily Index Closing Values January 1, 2011 to September 30, 2016

Nikkei 225 Index	High	Low	Period End
2011
First Quarter	10,857.53	8,605.15	9,755.10
Second Quarter	10,004.20	9,351.40	9,816.09
Third Quarter	10,137.73	8,374.13	8,700.29
Fourth Quarter	9,050.47	8,160.01	8,455.35
2012
First Quarter	10,255.15	8,378.36	10,083.56
Second Quarter	10,109.87	8,295.63	9,006.78
Third Quarter	9,232.21	8,365.90	8,870.16
Fourth Quarter	10,395.18	8,534.12	10,395.18
2013
First Quarter	12,635.69	10,395.18	12,397.91
Second Quarter	15,627.26	12,003.43	13,677.32
Third Quarter	14,808.50	13,338.46	14,455.80
Fourth Quarter	16,291.31	13,853.32	16,291.31
2014
First Quarter	16,291.31	14,008.47	14,827.83
Second Quarter	15,376.24	13,910.16	15,162.10
Third Quarter	16,374.14	14,778.37	16,173.52
Fourth Quarter	17,935.64	14,532.51	17,450.77
2015
First Quarter	19,754.36	16,795.96	19,206.99
Second Quarter	20,868.03	19,034.84	20,235.73
Third Quarter	20,841.97	16,930.84	17,388.15
Fourth Quarter	20,012.40	17,722.42	19,033.71
2016
First Quarter	19,033.71	14,952.61	16,758.67
Second Quarter	17,572.49	14,952.02	15,575.92
Third Quarter	17,081.98	15,106.98	16,449.84
License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley.  As of the original issue date, we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS.  Nikkei, the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei.  Nikkei has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index.  In addition, Nikkei has no

September 2016	Page 13

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
relationship to us or the Buffered PLUS; it does not sponsor, endorse, authorize, sell or promote the Buffered PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the return on your investment.  For more information, see “Nikkei 225 Index—License Agreement between Nikkei Digital Media, Inc. and Morgan Stanley” in the accompanying index supplement.

Swiss Market Index Daily Index Closing Values January 1, 2011 to September 30, 2016

Swiss Market Index	High	Low	Period End
2011
First Quarter	6,717.25	6,021.55	6,357.55
Second Quarter	6,564.15	5,990.82	6,187.07
Third Quarter	6,245.78	4,791.96	5,531.74
Fourth Quarter	5,936.23	5,356.96	5,936.23
2012
First Quarter	6,341.33	5,936.23	6,235.51
Second Quarter	6,299.38	5,713.34	6,066.86
Third Quarter	6,613.45	6,066.86	6,495.88
Fourth Quarter	6,973.69	6,508.66	6,822.44
2013
First Quarter	7,864.39	6,822.44	7,813.67
Second Quarter	8,407.61	7,249.47	7,683.04
Third Quarter	8,105.39	7,675.29	8,022.60
Fourth Quarter	8,351.38	7,755.26	8,202.98
2014
First Quarter	8,532.99	8,092.53	8,453.82
Second Quarter	8,752.86	8,280.53	8,554.52
Third Quarter	8,840.17	8,274.65	8,835.14
Fourth Quarter	9,212.85	8,057.54	8,983.37
2015
First Quarter	9,396.29	7,899.59	9,128.98
Second Quarter	9,471.46	8,780.91	8,780.91
Third Quarter	9,526.79	8,278.07	8,513.41
Fourth Quarter	9,016.56	8,375.31	8,818.09
2016
First Quarter	8,818.09	7,496.62	7,807.89
Second Quarter	8,292.45	7,594.49	8,020.15
Third Quarter	8,320.99	7,898.21	8,139.01

September 2016	Page 14

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
License Agreement between Morgan Stanley and SIX Swiss Exchange
SMI® is a trademark of SIX Swiss Exchange and has been licensed for use by Morgan Stanley.  For more information, see “Swiss Market Index” in the accompanying index supplement.

September 2016	Page 15

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Postponement of maturity date:
If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.
Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per Buffered PLUS issued.  The costs of the Buffered PLUS borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Buffered PLUS.

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Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third party dealers.  We expect our hedging counterparties to have taken positions in the basket components, and in futures and/or options contracts on the basket components or component stocks of the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index and the Swiss Market Index listed on major securities markets.  Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the stocks constituting the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index and the Swiss Market Index, futures and/or options contracts on the basket components or component stocks of the EURO STOXX 50® Index, the FTSETM 100 Index, the Nikkei 225 Index and the Swiss Market Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.
Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar

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Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.
The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.
Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:
(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;
(ii)      we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;
(iii)     any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)    our interests are adverse to the interests of the purchaser or holder; and
(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.
Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will not receive a sales commission in connection with the Buffered PLUS.
MS & Co. is an affiliate of MSFL and wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.
MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable

September 2016	Page 18

Morgan Stanley Finance LLC
Buffered PLUS Based on a Basket Consisting of Four Indices due April 6, 2020 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL and Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.
You may access these documents on the SEC web site at.www.sec.gov.as follows:
Product Supplement for PLUS dated February 29, 2016
Index Supplement dated February 29, 2016
Prospectus dated February 16, 2016
Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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